UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SALISBURY BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5 BISSELL STREET

P. O. BOX 1868

LAKEVILLE, CONNECTICUT 06039-1868

(860) 435-9801

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	4:00 p.m., Eastern Daylight Time (“EDT”), Wednesday, May 20, 2015

Location:	The Hotchkiss School (Griswold Science Building located off Route 41), 11 Interlaken Road, Lakeville, Connecticut 06039

Record Date:	Shareholders at the close of business on March 27, 2015 are entitled to notice of, and to vote at, this Annual Meeting or any adjournment(s) thereof.

Matters to be Voted Upon:	1. Election of four (4) directors, each to serve for a three (3) year term who, with the eleven (11) directors whose terms do not expire at this meeting, shall constitute the full Board of Directors of Salisbury.

2. Ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent auditors for Salisbury for the fiscal year ending December 31, 2015.

3. Approval, by non-binding advisory vote, the compensation of Named Executive Officers.
4. Any other business properly brought before the meeting and any adjournment(s) thereof.

Your vote is very important to us and we request that you vote your shares, regardless of the number of shares you own. You can vote your shares by internet, toll-free telephone call, or by completing, signing and returning the enclosed proxy card for which a postage-prepaid return envelope is provided.

Directions to The Hotchkiss School (Griswold Science Building) may be obtained by writing to Shelly L. Humeston, Secretary, Salisbury Bank and Trust Company, 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039-1868 or by calling 1-860-435-9801 or toll-free at 1-800-222-9801.

BY ORDER OF THE BOARD OF DIRECTORS OF

SALISBURY BANCORP, INC.

/s/ Shelly L. Humeston

Shelly L. Humeston

Secretary

April 13, 2015

Lakeville, Connecticut

Whether or not you plan to attend the Annual Meeting, we encourage you to vote as promptly as possible by internet, by telephone, or by completing, signing and returning the enclosed proxy card. Any proxy given by a shareholder may be revoked at any time before it is exercised. If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting. A proxy may be revoked by giving notice, in writing, to Shelly L. Humeston, Secretary, 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039-1868, prior to the taking of a vote.

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5 BISSELL STREET

P.O. BOX 1868

LAKEVILLE, CONNECTICUT 06039-1868

(860) 435-9801

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2015

INTRODUCTION

The enclosed proxy card (the “Proxy”) is solicited by the Board of Directors (the “Board of Directors”) of Salisbury Bancorp, Inc. (“Salisbury”), for use at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 20, 2015, at 4:00 p.m. EDT, at The Hotchkiss School, (Griswold Science Building located off Route 41), 11 Interlaken Road, Lakeville, Connecticut 06039, and at any and all adjournment(s) thereof. Any Proxy given may be revoked at any time before it is actually voted on any matter in accordance with the procedures set forth on the Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are being mailed to shareholders (the “Shareholders”) beginning on or about April 13, 2015. The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by Salisbury. In addition, proxies may be solicited by directors, officers and employees of Salisbury and Salisbury Bank and Trust Company (the “Bank”) personally by telephone or other means. Salisbury will reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable and actual costs in sending the proxy materials to the beneficial owners of Salisbury’s common stock (the “Common Stock”).

If your shares are in a brokerage or fiduciary account, your broker or bank will send you a voting instruction form instead of a Proxy. Please follow the instructions on such form to instruct your broker, bank or other holder of record how to vote your shares. If you wish to attend the meeting and vote your shares in person, you must follow the instructions on the voting instruction form to obtain a legal proxy from your broker, bank or other holder of record. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank, if applicable.

VOTING, QUORUM AND VOTES REQUIRED

The Board of Directors has fixed the close of business on March 27, 2015 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 2,728,516 shares of Salisbury’s Common Stock (par value $.10 per share) were outstanding and entitled to vote and held by approximately 2,129 Shareholders of Record. Each share of Common Stock is entitled to one vote on all matters to be presented at the Annual Meeting. Votes withheld, abstentions and broker non-votes are not treated as having voted on any proposal and are counted only for purposes of determining whether a quorum is present at the Annual Meeting.

If the enclosed form of Proxy is properly executed and received by Salisbury in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” all the Nominees in Proposal 1, “FOR” Proposals 2 and 3 and in accordance with the determination of a majority of the Board of Directors as to other matters discussed in this Proxy Statement. As of the date of this Proxy Statement, the Board of Directors and Management do not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting.

If you participate in the Salisbury Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”), you will receive a proxy card for the plan that reflects all shares of Salisbury Bancorp, Inc. allocated to your account that you may direct the trustee of the ESOP to vote on your behalf. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Salisbury Bancorp, Inc. common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all allocated shares for which it has received voting instructions in accordance with such instructions and will vote all shares for which a participant has marked the voting form to “ABSTAIN” and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your ESOP voting instructions is Wednesday, May 13, 2015.

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VOTING

By Internet

Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on May 19, 2015.

By Telephone

On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on May 19, 2015.

By Mail

You can vote by completing, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

At the Annual Meeting

Whether you are a shareholder of record or a street name holder, you may vote your shares at the annual meeting if you attend in person. If you own shares held in street name and you intend to vote at the meeting, you will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.

Even if you plan to attend the Annual Meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and your vote is recorded and confirmed immediately.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015

This Notice, Proxy Statement and Salisbury’s 2014 Annual Report are available, free of charge, at salisburybank.com.

The information found on, or otherwise accessible through, Salisbury’s website is not incorporated by reference hereto, and is not otherwise a part of, this Proxy Statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth certain information as of March 27, 2015 regarding the number of shares of Common Stock beneficially owned by each Director, Nominee for Director, and Named Executive Officer of Salisbury and by all Directors, Nominees for Director, and Executive Officers of Salisbury as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Louis E. Allyn, II	2,903		*
Charles M. Andola	26,644		*
George E. Banta	90,153	(3)	3.30
Arthur J. Bassin	14,411	(4)	*
Louise F. Brown	3,798		*
Richard J. Cantele, Jr.	11,307	(5)	*
Robert S. Drucker	9,338	(6)	*
David B. Farrell	2,148		*
Michael D. Gordon	33,813	(7)	1.24
Polly Diane Hoe	42,884	(8)	1.57
Nancy F. Humphreys	3,910	(9)	*
Richard P. Kelly (10)	1,145	(11)	*
Holly J. Nelson	3,290	(12)	*
John F. Perotti	13,700	(13)	*
Rudolph P. Russo	164,209	(14)	6.02
Michael A. Varet	67,356	(15)	2.47
Donald E. White	2,594	(16)	*
All Directors, Nominees for Director, and Executive Officers of Salisbury as a group of seventeen (17) persons	493,603		18.09

* Percent ownership is less than 1%.

(1)	The shareholdings also include, in certain cases, shares owned by or in trust for a director’s spouse and/or children or grandchildren, and in which all beneficial interest has been disclaimed by the director. The shareholdings also include shares the director has the right to acquire within sixty (60) days of March 27, 2015. The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise, has or shares voting power or investment power with respect to such security.
(2)	Percentages are based upon the 2,728,516 shares of Salisbury’s Common Stock outstanding and entitled to vote on March 27, 2015.
(3)	Includes 39,150 shares held in Banta Food Co., Inc. Profit Sharing Plan of which Mr. Banta is the CEO, for which shares Mr. Banta disclaims beneficial ownership.
(4)	Includes 13,791 shares owned jointly by Arthur J. Bassin and his spouse.
(5)	Includes 1,743 shares owned jointly by Richard J. Cantele, Jr. and his spouse, 6 shares owned by Richard J. Cantele, Jr. as custodian for his daughter, 5,000 shares of restricted stock granted in 2013 to Richard J. Cantele, Jr. in accordance with the 2011 Long Term Incentive Plan of Salisbury Bancorp, Inc., which shares shall fully vest on the third anniversary of the grant date, 1,000 shares of stock granted 12/4/14 and 1,000 shares of stock granted 3/27/15 to Richard J. Cantele, Jr. in accordance with the 2011 Long Term Incentive Plan of Salisbury Bancorp, Inc., and 444 shares issued to Mr. Cantele pursuant to Salisbury’s Employee Stock Ownership Plan.
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(6)	Includes 1,500 shares owned by Robert S. Drucker’s spouse.
(7)	Includes 675 shares owned by Michael D. Gordon’s spouse and 540 shares held by Zimmer Brothers, Inc., a family owned corporation for which Mr. Gordon is the President of the company.
(8)	Includes 2,000 shares owned by Polly Diane Hoe’s spouse and 300 shares owned jointly by Polly Diane Hoe and her adult daughter.
(9)	Includes 2,200 shares owned jointly by Nancy F. Humphreys and her spouse.
(10)	Mr. Kelly is considered a Named Executive Officer of Salisbury for reporting purposes; however, he is an executive officer of the Bank and not an executive officer of Salisbury.
(11)	Includes 1,000 shares of restricted stock granted in 2014 to Richard P. Kelly in accordance with the 2011 Long Term Incentive Plan of Salisbury Bancorp, Inc., which shares shall fully vest on the third anniversary of the grant date and 145 shares issued to Mr. Kelly pursuant to Salisbury’s Employee Stock Ownership Plan.

(12)	Includes 8 shares owned by Holly J. Nelson as guardian for a minor child.
(13)	Includes 9,514 shares owned jointly by John F. Perotti and his spouse. Also includes 2,922 shares owned by his spouse with respect to which John F. Perotti has disclaimed beneficial ownership.
(14)	Includes 31,050 shares for the Carmela T. Russo Revocable Trust of which Mr. Russo is the Trustee, for which shares Mr. Russo disclaims beneficial ownership and 16,200 shares held by Heritage Holding Corp., a family-owned corporation of which Mr. Russo owns 25%, for which Mr. Russo disclaims beneficial ownership of 12,150 shares.
(15)	Includes 18,540 shares owned by Michael A. Varet’s spouse and 18,546 shares owned by his children, for which shares Michael A. Varet has disclaimed beneficial ownership.
(16)	Includes 2,000 shares of restricted stock granted in 2014 to Donald E. White in accordance with the 2011 Long Term Incentive Plan of Salisbury Bancorp, Inc., which shares shall fully vest on the third anniversary of the grant date and 194 shares issued to Mr. White pursuant to Salisbury’s Employee Stock Ownership Plan.

Security Ownership of Certain Beneficial Owners (Principal Shareholders)

Except as set forth below, Management is not aware of any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who owns beneficially more than 5% of Salisbury’s Common Stock (a “Principal Shareholder”) as of the Record Date (March 27, 2015).

The following table sets forth certain information regarding the shares owned by such Principal Shareholder of Salisbury according to the Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on December 12, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Rudolph P. Russo 35 Market Street Poughkeepsie, NY 12601	164,209(3)	6.02%

(1)	The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise, has or shares voting power or investment power with respect to such security.
(2)	Percentages are based upon the 2,728,516 shares of Salisbury’s Common Stock outstanding and entitled to vote on March 27, 2015.
(3)	Includes 116,959 shares for which Mr. Russo has sole voting and investment power, 31,050 shares owned by the Carmela T. Russo Revocable Trust of which Mr. Russo is the Trustee and has voting and investment power, but with respect to which Mr. Russo has disclaimed beneficial ownership, and 16,200 shares held by Heritage Holding Corp., a family-owned corporation of which Mr. Russo owns 25%, for which Mr. Russo disclaims beneficial ownership of 12,150 shares.

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Executive Officers

The following table sets forth information regarding the executive officers of Salisbury, and the executive officers of the Bank that are deemed executive officers of the Company pursuant to Rule 3b-7 of the Exchange Act, followed by certain biographical information as of December 31, 2014. Executive officers are generally appointed by the Board each year following the Annual Meeting.

Name	Position	Age	Years of Service
Richard J. Cantele, Jr.(1)	President and Chief Executive Officer of Salisbury and the Bank	55	33
Todd M. Clinton(2)	Executive Vice President and Chief Risk Officer of the Bank	53	28
John M. Davies(3)	President of New York Region and Chief Lending Officer of the Bank	52	<1
Richard P. Kelly(4)	Executive Vice President and Chief Credit Officer of the Bank	56	2
Elizabeth A. Summerville(5)	Executive Vice President and Chief Retail Officer of the Bank	55	11
Donald E. White(6)	Executive Vice President and Chief Financial Officer of Salisbury and the Bank	50	2

(1)	Mr. Cantele has been a director of Salisbury and the Bank since 2005. Mr. Cantele graduated from Fairfield University in 1981 with a Bachelor of Science degree in Finance; and graduated from the Stonier Graduate School of Banking in 1997. Mr. Cantele became President and Chief Executive Officer of Salisbury and the Bank in 2009, prior to which he served as President and Chief Operating Officer of Salisbury and the Bank since 2005. Mr. Cantele has been an executive officer of Salisbury since 2001 and the Bank since 1989, serving as Executive Vice President, Treasurer and Chief Operating Officer of the Bank and Salisbury and Secretary of Salisbury.
(2)	Mr. Clinton joined the Bank in 1987. He was named Executive Vice President and Chief Risk Officer in May of 2014. Prior to that, he served as Senior Vice President, Chief Technology and Compliance Officer of the Bank since June of 2002. Mr. Clinton served as Operations Officer of the Bank from September of 1997 to June of 2002. He is a graduate of the Connecticut School of Finance and Management and the ABA Compliance Management School with more than 25 years of experience in community banking.
(3)	Mr. Davies joined the Bank as President of the New York Region in December of 2014 and subsequently assumed the additional responsibility of Chief Lending Officer. Prior to that, Mr. Davies served as President and Chief Executive Officer of Riverside Bank for 3 years. He is a graduate of Pace University with an MBA in Business Administration and has more than 25 years of commercial lending experience.
(4)	Mr. Kelly joined the Bank in April of 2013 as Vice President, Senior Commercial Lender. In October of 2013, he was appointed to serve as Senior Vice President and Chief Lending Officer. He was named Executive Vice President and Chief Lending Officer in May of 2014. In December of 2014, Mr. Kelly was named Executive Vice President and Chief Credit Officer. He is a graduate of Hamilton College with a BA in Economics and has worked in commercial banking for more than 20 years.
(5)	Mrs. Summerville joined the Bank in January of 2004 as Vice President, Special Projects. In January of 2007, she was named Senior Vice President, Retail Banking. Most recently, Mrs. Summerville was named Executive Vice President, Chief Retail Officer in May of 2014. She is a graduate of the ABA Compliance Management School, the New England School of Banking, and has received her AIB Applied Banking Certificate. She has more than 35 years of banking experience.
(6)	Mr. White joined Salisbury and the Bank as Executive Vice President and Chief Financial Officer on April 1, 2013. Mr. White is a graduate of the University of Connecticut, Storrs, CT with a Master of Business Administration and a Bachelor of Science in Finance. Mr. White previously served as Managing Director of Sandler O’Neill + Partners, L.P., New York, NY, since January 2002. Prior to that time, Mr. White served as an officer of two other community-based depository institutions. He served as Chief Financial Officer of Middlesex Schools Federal Credit Union n/k/a Seasons Federal Credit Union, Middletown, CT from 1998 until December 2001, and served as Vice President of Finance of Eagle Bank, Bristol, CT from 1996 - 1998.

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PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors shall be fixed from time to time by the Board of Directors pursuant to the Corporation’s Bylaws. The Board of Directors has set the number of directorships at fifteen (15). The Board of Directors of Salisbury is divided into three (3) classes as nearly equal in number as possible. Classes of directors serve for staggered three (3) year terms. A successor class is elected at each annual meeting of shareholders when the terms of office of the members of that class expire. Vacant directorships may be filled, until the next meeting at which directors are elected, by the vote of a majority of the directors then in office. A plurality of votes cast in favor is necessary for the election of directors. If you do not vote for a nominee, or you indicate “withhold” for any nominee on your Proxy Card, your vote will not count “FOR” or “AGAINST” the nominee.

Directors and Nominees for Election for a Three Year Term and Director Independence

There are four (4) directorships on the Board of Directors up for election this year. The following individuals have been nominated to serve for a three (3) year term: Arthur J. Bassin, Holly J. Nelson, John F. Perotti, and Rudolph P. Russo. The four (4) nominees are presently members of the Board of Directors. Unless otherwise directed, the enclosed Proxy will be voted “FOR” such nominees. In the event any one or more nominees is unable or declines to serve (events which are not anticipated), the persons named in the Proxy may vote for some other person or persons as the Board of Directors may recommend.

The following table sets forth certain information, as of March 27, 2015, with respect to Salisbury’s directors. All directors are considered “independent” within the meaning of the NASDAQ independence standards with the exception of Richard J. Cantele, Jr., who is an executive officer of Salisbury and the Bank.

Nominees for election for terms expiring in 2018
Name	Age	Position	Director Since
Arthur J. Bassin	70	Director	2010
Holly J. Nelson	61	Director	1998
John F. Perotti	68	Director	1998
Rudolph P. Russo	85	Director	2014

Continuing directors whose terms expire in 2016
Name	Age	Positon	Director Since
Louis E. Allyn, II	67	Director	2004
Robert S. Drucker	73	Director	2004
David B. Farrell	59	Director	2012
Michael D. Gordon	69	Director	2014
Polly Diane Hoe	70	Director	2014
Michael A. Varet	73	Chairman of the Board	1998

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Continuing directors whose terms expire in 2017
Name	Age	Positon	Director Since
Charles M. Andola	71	Director	2014
George E. Banta	79	Director	2014
Louise F. Brown	71	Director	1998
Richard J. Cantele, Jr.	55	President, Chief Executive Officer, Director	2005
Nancy F. Humphreys	73	Director	2001

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT EACH OF THE FOUR (4) NOMINEES TO THE BOARD OF DIRECTORS FOR A TERM OF THREE (3) YEARS. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY THE SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

Information about our Directors

The Board of Directors is composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the needs of Salisbury’s governance. In particular, the Board of Directors consists of a group of individuals who collectively bring a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to read and understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of Salisbury. Each of the director’s previous experience, analytical aptitude and leadership provide Salisbury with a wealth of knowledge from which it may draw. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which Salisbury and the Bank operate. These are valuable skills and attributes for service as a director of Salisbury and the Bank.

Board Nominees for Terms Ending 2018

Arthur J. Bassin has been a director of the Bank since June, 2010. Mr. Bassin has spent 25 years in consumer, commercial and mortgage banking at Citibank (1969-1983) and Dime Savings Bank of New York (1983-1992), followed by 10 years in private equity, most recently as President and Chief Executive Officer of TVData Technologies (1994-2001). He earned his MBA from Harvard Business School in 1969 and his AB from Harvard College in 1965. Mr. Bassin took office as Ancram Town Supervisor in January 2010. Mr. Bassin has served as a Director on several boards and currently serves on the Boards of Cricket Hill Farm, Inc. and Cricket Hill Academy, Inc. Mr. Bassin previously served on the Board of Amputee Coalition of America. Mr. Bassin also serves on the Ancram Town Board and the Columbia County Board of Supervisors. Mr. Bassin’s experience in board and community service, consumer, commercial and mortgage banking as well as in private equity, in addition to his demonstrated leadership skills, provide valuable insight and skills to Salisbury and the Bank.

Holly J. Nelson has been a director of the Bank since 1995. Ms. Nelson graduated from Cornell University with a B.A. in 1979. Ms. Nelson is a member of Iceland Adventure, LLC, a tour operator, and Sales and Marketing Director for Iceland Tours and Travel. Ms. Nelson has been involved in a variety of public government positions in the Town of North East, New York. Ms. Nelson’s education and experience in successfully operating small businesses in the New York market area served by the Bank provide valuable perspective and leadership skills to the Board.

John F. Perotti has been a director of the Bank since 1985. Mr. Perotti attended University of Connecticut at Storrs; graduated from Hartford Institute of Accounting in 1972; and graduated from Williams College New England School of Banking and Bank Management. During 2009, he retired as Chairman and Chief Executive Officer of Salisbury and the Bank, in which capacity he had served since 2005. Prior to that, he served as President and Chief Executive Officer of Salisbury and the Bank, Executive Vice President and Chief Operating Officer of the Bank and Vice President and Treasurer of the Bank. Mr. Perotti’s lifetime of valuable experience with the Bank and Salisbury, its shareholders, customers and communities served by the Bank provide the Bank and Salisbury with valuable experience.

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Rudolph P. Russo has been a director of the Bank since 2014. Mr. Russo graduated from Manhattan College with a B.A. in 1950 and from Columbia Law School in 1953 with an LL.B. Since 1957, Mr. Russo has engaged in the general practice of law in Dutchess County. During that time, he has served at various times as a town judge, as a member of the Dutchess County Legislature, counsel to the Dutchess County Legislature, and counsel to Dutchess Community College, as well as Town Attorney to the Towns of Beekman and Pawling. From 1993 to 2003, Mr. Russo served as Chairman and CEO of Colorocs Information Technologies, Inc., a public company engaged in the color imaging business. Mr. Russo’s legal background, municipal government and public company experience provide the board with valuable insight into corporate finances and governance.

Continuing Directors with Terms Ending 2016

Louis E. Allyn, II has been a director of the Bank since 2004. Mr. Allyn is a 1972 graduate of the University of Connecticut School of Business and has been President and General Manager of Allyndale Corporation, Canaan, CT since 1990. Allyndale Corporation mines and processes limestone into a variety of agricultural and lawn and garden products that are distributed throughout southern New England and New York state. Mr. Allyn was a Director of Canaan National Bank for approximately 13 years prior to its acquisition by Salisbury in 2004. Mr. Allyn has served as a member of the Board of Finance for the Town of North Canaan and previously served as its Chair. Mr. Allyn’s experience as a small business owner, as well as his service to the Board of Finance, brings a unique and valuable perspective to his position on the Board.

Robert S. Drucker has been a director of the Bank since 2004. Mr. Drucker studied Accounting at Pace College and has been in the retail business for more than 45 years. He is presently proprietor of Barrington Outfitters, Great Barrington, MA and former proprietor of Bob’s Clothing and Shoes, Canaan, CT. Mr. Drucker was a Director of Canaan National Bank for approximately 10 years prior to its acquisition by Salisbury in 2004. Mr. Drucker’s experience operating successful businesses in Connecticut and Massachusetts and his prior experience as a director of another financial institution provide valuable knowledge to the Board.

David B. Farrell has been a director of the Bank since June, 2012. Mr. Farrell graduated from St. Bonaventure University, NY, cum laude, in 1977 with a B.S. degree in Business and Accounting. Mr. Farrell is the Chief Executive Officer of NAPPI International, an organization providing behavioral training through customized counseling and support. Mr. Farrell is also Chief Executive Officer and Founder of Farrell & Company, LLC, a management consulting firm. Mr. Farrell previously served as President and Chief Executive Officer and member of the board of directors of Bob’s Stores (1999-2008) and previously served as an officer and director of Berkshire Hills Bancorp (2005-2009). Mr. Farrell’s education and experience in the retail and financial services industries as well as his prior experience as a director of another financial institution provides valuable knowledge and insight to Salisbury and the Bank. In particular, his extensive background in accounting and financial oversight provides a unique set of skills to the Board.

Michael D. Gordon has been a director of the Bank since 2014. Mr. Gordon is a U.S. Navy Vietnam veteran. He attended Merrimack College and the Connecticut School of Broadcasting. After graduating from broadcasting school, he joined WKIP radio in Poughkeepsie as a rock n’ roll disc jockey and then WHVW in Hyde Park. In July 1970, he married Debby Zimmer and joined her family’s business, Zimmer Brothers Jewelers in 1971. He is now President of the 121 year old firm. Mr. Gordon is co-founder and past President of the Arlington Business Improvement District and a current board member. An eleven year member of the Pleasant Valley Planning Board, he is Vice President of the Dutchess County Historical Society and Chairman of the Society's endowment fund campaign. Mr. Gordon was a founding director of Riverside Bank and his 26 years of experience on Riverside’s board and committees, as well as his community service, provide valuable insight and experience to the Board.

Polly Diane Hoe has been a director of the Bank since 2014. Ms. Hoe graduated cum laude from Vassar College in 1966 and later from NYU School of Law, where she served as an editor of the Law Review. In the early 1990s, after practicing banking law with a prominent New York City firm, she returned to Dutchess County as President and Chief Executive Officer of a family bowling and real estate business. Ms. Hoe served as a director of Riverside Bank from 2000 to 2014. Her experience as a lawyer and businesswoman, as well as her involvement in the local community, enables her to provide valuable insight into regulatory issues, corporate governance, customer and financial services, and business opportunities.

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Michael A. Varet has been a director of the Bank since 1997. Mr. Varet graduated with a B.S. in Economics from the University of Pennsylvania, Wharton School in 1962 and from Yale Law School with an LL.B. in 1965. Mr. Varet was elected Chairman of the Board in 2010 before which Mr. Varet had served as Presiding Director since 2007. Mr. Varet is a Senior Counsel to the law firm of DLA Piper LLP (US), New York, NY. Mr. Varet’s education and experience enables him to provide valuable knowledge to the Board and his legal background and analytical skills provide insight into financial services and corporate governance matters.

Continuing Directors with Terms Ending 2017

Charles M. Andola has been a director of the Bank since 2014. Mr. Andola graduated from Cornell University in 1965, returning to the Hudson Valley to become the Chief Operating Officer of Costa Apple Products, a family owned company. After purchasing Costa Apple from the family in 1974, he joined two others as a partner in United Apple Sales. Campbell Soup bought Costa Apple from United for its Pepperidge Farm division in 1982. Mr. Andola served as a consultant to Pepperidge Farm for three years. During this period, he led United Apple’s efforts establishing direct routes for their export sales division worldwide. Mr. Andola founded the US Apple Export Council and served as the New York State representative from 1988 until 2004. He was elected chairman in 1996, and again in 2004. He has also served on the board of the Processed Apples Institute in Washington, DC, and on the board of Saint Francis Hospital in Poughkeepsie, NY. Mr. Andola was one of the fifteen founders of Riverside Bank. He formerly served on the board of Riverside since 1988, and served as chairman from August 2012 to December 2014. Mr. Andola’s extensive experience in business and corporate management, as well as his service on the Riverside board, provide him with qualifications and skills to serve as a director of Salisbury.

George E. Banta has been a director of the Bank since 2014. Mr. Banta is a graduate of Cornell University, School of Hotel Administration and has over 25 years of experience in the restaurant, hotel, and real estate businesses. Mr. Banta owns the Beekman Arms Inn in Rhinebeck, New York, and serves as President of Banta Properties, Inc., which owns and operates three restaurants. Mr. Banta is also President of Banta Motel Co. Inc., which owns and operates 20 franchise hotels in New York, Connecticut, Pennsylvania, and New Jersey. He is also a partner in several real estate holdings. Mr. Banta’s expansive knowledge of real estate and related business experience are valuable to the Salisbury boards’ overall capabilities.

Louise F. Brown has been a director of the Bank since 1992. Mrs. Brown graduated from Harvard cum laude in 1965 with a B.A.; Columbia Teachers College in 1966 with an M.A.; and cum laude from Boston University School of Law in 1972. She is a partner in the Sharon, CT office of the law firm of Ackerly Brown, LLP. Mrs. Brown’s education and experience in real estate, as well as trust and estate administration, provide an additional set of skills to the Board.

Richard J. Cantele, Jr. has been a director of Salisbury and the Bank since 2005. Mr. Cantele graduated from Fairfield University in 1981 with a Bachelor of Science degree in Finance; and graduated from the Stonier Graduate School of Banking in 1997. Mr. Cantele became President and Chief Executive Officer of Salisbury and the Bank in 2009, prior to which he served as President and Chief Operating Officer of Salisbury and the Bank since 2005. Mr. Cantele has been an executive officer of Salisbury since 2001 and the Bank since 1989, serving as Executive Vice President, Treasurer and Chief Operating Officer of the Bank and Salisbury and Secretary of Salisbury. Mr. Cantele’s positions as President and Chief Executive Officer along with his extensive years of service to Salisbury and the Bank provide him with thorough knowledge of the Bank and the markets which it serves.

Nancy F. Humphreys has been a director of the Bank since 2001. Mrs. Humphreys graduated from Chatham College in 1963 and from Syracuse University, Maxwell Graduate School in 1965. Mrs. Humphreys retired from Citigroup New York, Citibank, in February of 2000 as Managing Director and Treasurer of Global Corporate Investment Bank North America. Mrs. Humphreys’ finance and treasury knowledge and experience are great assets, particularly in the area of asset and liability management as well as with respect to the financial services industry generally.

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CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Board of Directors met thirteen (13) times during 2014, and has various committees including an Executive Committee, Human Resources and Compensation Committee, Nominating and Governance Committee and Audit Committee. The members of the committees are appointed by the Board of Directors at least annually.

During 2014, no director attended fewer than 75% of the aggregate of (1) the total number of meetings held by Salisbury’s Board of Directors during the period that the individual served; and (2) the total number of meetings held by all committees of Salisbury’s Board of Directors on which he/she served. Salisbury does not maintain a policy for directors’ attendance at Salisbury’s Annual Meetings of Shareholders, but encourages all directors to attend. All directors of Salisbury attended Salisbury’s Annual Meeting of Shareholders on May 14, 2014.

Executive Committee

The Executive Committee has general supervision over the affairs of Salisbury between meetings of the Board of Directors. The members of the Executive Committee are Louis E. Allyn, II, Charles M. Andola, Louise F. Brown, Richard J. Cantele, Jr., and Michael A. Varet (Chair). The Executive Committee met one (1) time during 2014.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors in identifying and evaluating potential nominees for director and recommending qualified nominees to the Board for consideration. The Nominating and Governance Committee selects the director nominees to stand for election at Salisbury’s annual meetings of shareholders. The Nominating and Governance Committee’s process for identifying and evaluating nominees for director, including nominees recommended by shareholders, has historically operated informally and without any differences in the manner in which nominees recommended by shareholders are evaluated.

The Nominating and Governance Committee and the Board of Directors consider factors such as those summarized below in evaluating director candidates, including any nominee submitted by shareholders, and believe that Salisbury’s Bylaws, Nominating and Governance Committee Charter and the qualifications and considerations such as those enumerated below provide adequate guidance and flexibility in evaluating candidates. The Nominating and Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

•	Sound business judgment and financial sophistication in order to understand Salisbury’s financial and operating performance and to provide strategic guidance to management.
•	Business management experience.
•	Integrity, commitment, honesty and objectivity.
•	A general familiarity with (i) prudent banking principles; (ii) bank operations/technology; (iii) pertinent laws, policies and regulations; (iv) markets and trends affecting the financial services industry; and (v) local economic and business opportunities.
•	Strong communication skills in order to function effectively with Salisbury’s constituencies.
•	A financial interest in Salisbury as a shareholder. Generally, candidates should not have relationships with Salisbury or the Bank which would disqualify the candidate from being considered independent.
•	Generally, candidates should be involved in philanthropic, education, business or civic leadership positions.
•	Generally, candidates should be familiar with the geographic areas served by Salisbury.
•	Candidates should evidence a willingness and commitment to devote sufficient time and energy to prepare for and attend Board of Director and committee meetings and to diligently perform the duties and responsibilities of service as a director.
•	Candidates should not have interests which conflict with those of Salisbury or the Bank.

Salisbury has not paid a fee to any third party or parties to identify or assist in identifying or evaluating potential nominees. The Board of Directors and Nominating and Governance Committee do not discriminate on the basis of sex, race, color, gender, national origin, religion or disability in the evaluation of candidates.

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A copy of Salisbury’s Nominating and Governance Committee Charter is available on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “Governance Documents”.

Any shareholder who wishes to recommend a nominee for director should send the required information, as set forth in Salisbury’s Bylaws, to the attention of the Chair of the Nominating and Governance Committee at Salisbury Bancorp, Inc., 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039-1868. See also the information under “Deadline for Submission of Shareholder Proposals” below.

The members of the Nominating and Governance Committee are Louis E. Allyn, II, Charles M. Andola, Louise F. Brown (Chair), Nancy F. Humphreys, and Michael A. Varet. All such members are “independent” in accordance with the independence standards of the NASDAQ. The Nominating and Governance Committee met two (2) times during 2014. All nominees for directors at the 2015 Annual Meeting were nominated by the Nominating and Governance Committee and the Board of Directors.

Audit Committee

Salisbury has a separately-designated standing Audit Committee established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act for the purpose of overseeing the accounting and financial reporting process of Salisbury and audits of the financial statements of Salisbury. Subject to the Audit Committee Charter, the Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of Salisbury, and the quality and integrity of the financial reports of Salisbury. In so doing, it is the responsibility of the Audit Committee to appoint the independent auditors for Salisbury and to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of Salisbury.

The responsibilities of the Audit Committee are governed by Salisbury’s Audit Committee Charter which was adopted by Salisbury’s Board of Directors. Its members are Louis E. Allyn, II, George E. Banta, Arthur J. Bassin, David B. Farrell, Polly Diane Hoe, Nancy F. Humphreys, Holly J. Nelson (Chair), and Michael A. Varet. The Audit Committee met five (5) times during 2014. Each of the members of the Audit Committee is an “independent director” in accordance with the independence standards of the NASDAQ. The Board of Directors has determined that David B. Farrell qualifies as an “audit committee financial expert” as such term is defined by federal securities laws and regulations. Additionally, the Board of Directors believes the members of the Audit Committee bring diverse educational, business and professional experience that is beneficial to the Audit Committee function of Salisbury and the Bank and enables the Audit Committee to fulfill its responsibility.

A copy of Salisbury’s Audit Committee Charter is available on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “Governance Documents”.

Board Leadership Structure

Mr. Varet has served as Chairman of the Board of Salisbury and the Bank since April 30, 2010, before which he served as Presiding Director of Salisbury and the Bank, performing the functions of Chair, since June 2007.

The Board of Directors regularly reviews and assesses the effectiveness of its leadership structure and will implement any changes as it deems appropriate. The current leadership structure is comprised of a fifteen-member board of directors consisting of: a Chairman, who is independent; the Chief Executive Officer, who also serves as President; the former Chief Executive Officer, who is independent; and twelve (12) other independent directors. Salisbury has established responsibilities for the Chair and, if warranted, a Presiding Director, to ensure that the Board of Directors is adequately informed about the affairs of Salisbury and the Bank. Salisbury believes that this leadership structure ensures appropriate and effective governance of Salisbury and the Bank.

Salisbury’s Bylaws provide that the Board shall elect from among its members a Chair of the Board, who shall preside at all Board meetings. If the Chair is an officer of Salisbury or the Bank, the Board shall elect an independent Presiding Director and shall by resolution set forth the duties and responsibilities of the Presiding Director. The Board will elect a Chair, and, if warranted, a Presiding Director, at Salisbury’s Organizational Meeting following the Annual Meeting of Shareholders.

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Consistent with applicable corporate governance guidelines, the primary responsibilities of the Chair are to be responsible for the leadership of the board meetings, prepare the agenda and preside over meetings.

To assess effective independent oversight, the Board of Directors has adopted several governance practices, including regular executive sessions of independent directors and annual performance evaluations of the directors and the Chief Executive Officer by the independent directors.

Salisbury recognizes that no single leadership model is appropriate for all companies at all times. The Board of Directors recognizes that, depending upon the circumstances, other leadership models might be appropriate at some point, and the Board of Directors periodically reviews its leadership structure in this regard.

Riverside Division Advisory Board

Following the merger with Riverside Bank, Salisbury established an advisory board whose members will develop familiarity with the products and services that we offer and provide their insights and introductions to enable Salisbury to better serve new customers’ needs in our expanded service area. The members of the Riverside Division Advisory Board include Thomas C. DeBenedictus, Ira Effron, Austin “Brud” Hodgkins, Paul S. Hoffner, Stephen P. Lumb (Chair), David S. MacFarland, John P. O’Shea, David E. Petrovits, Steven R. Turk, and Carl S. Wolfson.

Board Role in Risk Oversight

The Board oversees the risk management of Salisbury through its committees, management committees and the Chief Executive Officer. The Audit Committee monitors: (1) the effectiveness of Salisbury’s internal controls; (2) the integrity of its Consolidated Financial Statements; and (3) compliance with legal and regulatory requirements. In addition, the Audit Committee coordinates with the internal audit function and the independent registered public accountant.

At the monthly meetings, the Board receives the minutes from each committee meeting as well as various reports from key members of senior management. The Board reviews and discusses these reports with senior managers. The Board also reviews the policies and practices of Salisbury and the Bank on a regular basis. In addition, the Board reviews corporate strategies and objectives and evaluates business performance. Two separate individuals serve in the positions of Chief Executive Officer and Chairman of the Board.

Code of Ethics

Salisbury has adopted a Code of Ethics and Conflicts of Interest Policy that applies to Salisbury’s directors, officers and employees, including Salisbury’s Principal Executive Officer and Principal Financial Officer. A copy of such Code of Ethics is available upon request, without charge, by writing to Shelly L. Humeston, Secretary, Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

Board of Directors’ Communications with Shareholders

Salisbury’s Board of Directors does not have a formal process for Shareholders to send communications to the Board of Directors. However, the volume of such communications has historically been de minimus. Accordingly, the Board of Directors considers Salisbury’s informal process to be adequate to address Salisbury’s needs. Historically, such informal process has functioned as follows: any shareholder communication is forwarded to the President and Chief Executive Officer for appropriate discussion by the Board of Directors and the formulation of an appropriate response. Shareholders may forward written communications to the Board of Directors by addressing such comments to the Board of Directors of Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

Audit Committee Report

The Audit Committee has reviewed and discussed Salisbury’s audited financial statements for the fiscal year ended December 31, 2014 with management and has discussed the matters that are required to be discussed by SAS 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with Shatswell, MacLeod & Company, P.C. (“Shatswell”), Salisbury’s independent auditors.

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The Audit Committee has received the written disclosures and the letter from Shatswell required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence, and has discussed Shatswell’s independence with respect to Salisbury with Shatswell.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Salisbury’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission (“SEC”).

The foregoing Report of Salisbury’s Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A and 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Compensation Committee Report

The Human Resources and Compensation Committee (the “Compensation Committee”) has reviewed and discussed with management the section below entitled “Compensation Discussion and Analysis.” Based on this discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in our Proxy Statement. The members of the Compensation Committee are Louis E. Allyn, II, Arthur J. Bassin (Chair), David B. Farrell, Michael D. Gordon, Polly Diane Hoe, Nancy F. Humphreys, Holly J. Nelson and Michael A. Varet.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The compensation objectives of the Board of Directors begin with the premise that our success depends, in large part, on the dedication and commitment of the people we place in key management positions and on the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. The overall objective of our compensation program is to maximize shareholder value through the recruitment, retention and motivation of talented employees and officers (including Named Executive Officers as identified in the section titled Executive Officer Compensation and the Summary Compensation Table below) of Salisbury. We recognize that the Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers a full range of compensation tools that enable us to compare favorably with our peers as we seek to attract and retain key personnel. We assess our program annually from a risk perspective and seek to use the best practices in the industry.

Salisbury’s executive compensation program is designed to attract, retain and motivate highly qualified executives and to reward actions and results that the Compensation Committee and the Board of Directors believe will increase tangible book value and earnings per share and maximize shareholder return. The Compensation Committee pays particular attention to designing compensation plans that do not encourage Salisbury’s Named Executive Officers and other executive officers to take inappropriate or excessive risks. The compensation program closely aligns total compensation with achievement of strategic and financial goals. As the result of our adoption of the 2011 Long Term Incentive Plan that provides for the award of restricted stock and stock options as well as other equity related awards, it is anticipated that in future years a meaningful portion of total compensation will be tied to shareholder return, thereby encouraging and rewarding Named Executive Officers and other executives for pursuing strategies that increase tangible book value and earnings per share over time.

During 2014, the Compensation Committee reviewed all elements of compensation for Named Executive Officers and other executives and believes the current compensation structure is consistent with the objectives outlined above. The Compensation Committee intends for total compensation to be commensurate with that of like institutions with similar performance.

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Role of the Compensation Committee and Certain Executive Officers

The Compensation Committee is composed of eight (8) members of the Board, all of whom are independent in accordance with the independence standards of the NASDAQ. The Compensation Committee is responsible for reviewing Salisbury’s general compensation strategy, establishing salaries and reviewing benefit programs, including pensions and incentive compensation plans; and advising the Board of Directors and making recommendations with respect to such plans. In particular, the Compensation Committee reviews and approves Salisbury’s compensation strategies and objectives, reviews and approves executive officers’ compensation, administers incentive plans and reviews and makes recommendations to the Board regarding general employee pension benefit plans and other benefit plans on an as needed basis. Salisbury strives for pay packages that are fair. In determining whether compensation of executive officers is fair, the Compensation Committee considers each component of compensation including salary and bonus, stock compensation, amounts to be received from any deferred compensation, severance, perquisites and benefits. In establishing levels of compensation, the Compensation Committee endeavors to take into consideration an individual’s performance, level of expertise, responsibilities, length of service, comparable levels of compensation paid to executives of other companies of comparable size and development within the industry, as well as the financial condition and performance of the Bank. No individual executive officer may participate in the review, discussion or decision of the Compensation Committee regarding his or her compensation, but executive officers may participate in the review, discussion or decision of the Compensation Committee regarding other employee compensation, director compensation, benefit plans and promotions. The Compensation Committee also has the responsibility to review and recommend to the Board any changes in director compensation, including board fees, committee fees, and additional compensation, including awards of stock options and restricted stock.

In addition, certain members of the Bank’s executive team provide input to the Compensation Committee regarding compensation matters. In particular, officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Chief Financial Officer, the Director of Human Resources, and the Corporate Secretary. As requested by the Compensation Committee from time to time, these officers provide input regarding employee compensation programs for employees other than themselves, present data and analysis to formulate recommendations regarding employee compensation, benefit plans, related insurance matters, and promotions. The Director of Human Resources provides the Compensation Committee with data for its consideration in setting the base salary for the Named Executive Officers. The Compensation Committee believes that this input from management is critical to ensuring that the Compensation Committee and its advisers have the data needed to make informed decisions with respect to Salisbury’s compensation programs and each Named Executive Officer’s individual compensation. The Compensation Committee met eight (8) times during 2014.

A copy of Salisbury’s Human Resources and Compensation Committee Charter, which the Compensation Committee and the Board of Directors review and assess at least annually, is available on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “Governance Documents”.

Role of Compensation Consultants

In carrying out its duties, the Compensation Committee has the authority to retain, at Salisbury’s expense, and to terminate, a compensation consultant. The Compensation Committee also has the authority to retain independent counsel and other advisors at Salisbury’s expense as needed. The consultants provide expertise and information about competitive trends in the industry. The consultants also provide survey data and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives based on a number of factors.

During 2014, the Compensation Committee engaged the services of Arthur Warren Associates, an independent compensation advisory firm specializing in community bank compensation plans. Arthur Warren Associates assisted the Compensation Committee in the review of Salisbury’s short term incentive program and Salisbury’s long term equity incentive plan. Arthur Warren Associates also assisted the Compensation Committee in the review of equity incentive plan design trends, particularly among Salisbury’s peer group (as identified below), as determined through industry surveys and published proxy statements. The Compensation Committee also relied on other survey sources including Pearl Meyer & Partners 2014 New York Bankers Association Banking Compensation Survey, Pearl Meyer & Partners 2014 Northeast Bankers Survey, and ERI Economic Research Institute Survey.

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Peer Group

On November 24, 2014, the Compensation Committee approved a peer group of publically traded banks to assist the Compensation Committee in helping to assess competitive compensation as well as relative performance comparison for short and long-term incentive opportunities. The peer group may be amended from time to time, subject to the review and approval of the Compensation Committee. The Compensation Committee believes that using compensation data from the peer group, augmented by survey sources, was appropriate in establishing a comprehensive total compensation strategy.

The peer group includes the following banks:

The First, N.A.	Community National Bank
Bar Harbor Bank & Trust	Union Bank
Westfield Bank	Elmira Savings Bank
Lake Sunapee Bank	Putnam Bank
Savings Institute Bank & Trust Co.	Jeff Bank
Evans Bank, Nat’l Association	The Simsbury Bank & Trust Co.
The Berkshire Bank	Hingham Institution for Savings
Hampden Bank	Bankwell Bank
The Bank of Greene County	Pathfinder Bank
Chicopee Savings Bank	Wellesley Bank

Elements of Compensation

Salisbury’s compensation program with respect to its Named Executive Officers primarily consists of the following:

•	Base salary, which is designed to provide a reasonable level of predictable income commensurate with the market standards for each executive position;
•	Annual non-equity incentive compensation which is based on specified goals and benchmarks as recommended by senior management and approved by the Compensation Committee;
•	An equity incentive plan which aligns the interests of key employees with those of the shareholders through the grant of restricted shares and stock options;
•	Severance benefits payable pursuant to severance agreements between certain executive officers and Salisbury;
•	Retirement benefits payable pursuant to our tax-qualified and non-qualified plans; and
•	Other broad-based benefits.

Base Salaries

Base salary is designed to provide a reasonable level of predictable income commensurate with market standards for the position held, adjusted for specific responsibilities, individual experience and demonstrated performance. Base salaries are reviewed annually and adjusted from time to time to realign base salaries with market levels after taking into account various considerations including:

•	Market data for peer institutions and direct competitors located in New York, Connecticut and the Northeast region;
•	Internal review of the Named Executive Officer’s compensation, both individually and relative to other officers of the Bank;
•	Qualification and experience of the executive;
•	Achievement of company-wide objectives; and
•	Financial condition and results of operations, including tax and accounting impact on the Bank of the base salaries.

Details regarding base salary are included in the section below entitled Executive Compensation and the Summary Compensation Table in that section.

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Short Term Cash Incentive Compensation Plan

Salisbury maintains a discretionary short term incentive compensation plan (“STIP”) intended to reward performance of officers and other employees of the Bank, including the Named Executive Officers. The STIP is designed to motivate employees to attain desired objectives and to encourage teamwork and collaboration while aligning compensation with overall Bank performance. This STIP is a key element of the total compensation benefits provided to our Named Executive Officers and allows Salisbury to remain competitive with the market by providing the opportunity to receive meaningful cash incentives. The design of the STIP is intended to ensure that no benefits are paid to executives and other employees unless Bank performance goals are attained. If Salisbury’s performance goals are attained, the Compensation Committee then considers, with management’s input, each employee’s individual performance in determining whether to make awards under the STIP. The Compensation Committee has established specific individual performance measures to determine each employee’s payout amount based upon recommendations made by management and reviewed by the Compensation Committee. The Compensation Committee believes that establishing specific performance measures for each participant will enhance the ability of the STIP to encourage performance in those targeted areas.

Long Term Equity Incentive Plan

The Board of Directors adopted the 2011 Long Term Incentive Plan (“LTIP”) on March 25, 2011, which the Shareholders approved at the 2011 Annual Meeting. The purpose of the LTIP is to assist Salisbury and the Bank in attracting, motivating, retaining and rewarding employees, officers and directors by enabling such persons to acquire or increase a proprietary interest in Salisbury in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with stock-based long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Compensation Committee believes that officer stock ownership provides a significant incentive in building shareholder value and further aligning management’s interests with our shareholders.  The LTIP provides for the grant of directors stock retainer awards, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, deferred stock, dividend equivalents, and stock or other stock-based awards that may be settled in shares of common stock, cash, or other property (collectively, “Awards”).

Under the Plan, the total number of shares of Common Stock reserved and available for issuance in the next ten years in connection with Awards under the Plan is 84,000 shares of Common Stock, which represents less than 5% of Salisbury’s outstanding shares of Common Stock. Effective January 18, 2013, the 2011 Long Term Incentive Plan was amended to increase the maximum number of shares that may be issued pursuant to Awards granted in any one calendar year from 20,000 to 30,000; and to increase the number of shares granted annually to each Director as the Director’s Annual Stock Retainer from 120 shares to 240 shares.

Severance Agreement

On February 11, 2013, the Bank entered into a Severance Agreement with the Chief Executive Officer, effective as of January 1, 2013. The Compensation Committee and the Board of Directors believe it is in the best interest of Salisbury and the Bank to provide the Chief Executive Officer with the Severance Agreement to induce the Chief Executive Officer to remain employed with the Bank and to set forth the severance benefits that would be payable to the Chief Executive Officer in the event of the Chief Executive Officer’s termination of employment without cause or for good reason (as defined in the Severance Agreement), including such termination occurring following a Change in Control (as defined in the Severance Agreement). Payment of severance benefits under the Severance Agreement are conditioned on the Chief Executive Officer’s covenant to comply with non-compete, non-solicitation and non-disclosure provisions for a period of time following the Chief Executive Officer’s separation from service and subject to applicable laws and regulations regarding severance pay.

Non-Qualified Deferred Compensation Plan

On January 25, 2013, the Compensation Committee and the Board of Directors approved a Non-Qualified Deferred Compensation Plan (“NQDC Plan”) for the benefit of certain key employees, including certain Named Executive Officers, who have been selected to participate in the NQDC Plan. The Compensation Committee and the Board of Directors believe the adoption of the NQDC Plan is in the best interest of the Bank to recognize the valuable services performed by key employees, to encourage their continued employment and provide them with supplemental retirement income. The NQDC Plan was adopted effective January 1, 2013.

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Defined Benefit Pension Plan

Up until October, 2014, the Bank maintained a non-contributory defined benefit pension plan (“DB Pension Plan”) for officers and other salaried employees of the Bank. Effective September 1, 2006, a “soft-freeze” was approved by the Board of Directors eliminating new participation in the DB Pension Plan for employees hired on or after that date. Eligible employees hired prior to September 1, 2006, including the Chief Executive Officer, are eligible to receive benefits as outlined in the DB Pension Plan. Effective December 31, 2012, the DB Pension Plan was amended to freeze retirement benefits at current levels and to discontinue the accrual of future benefits. In lieu of the curtailment of plan benefits, the Bank increased its 401(k) plan benefits commencing in 2013.

Pension benefits are based upon the annual average of an employee’s total compensation for the five (5) consecutive plan years of employment during which the employee’s compensation was the greatest and during which he or she was a participant. The amount of the annual benefit is 2% of average salary offset by .65% of the social security wage base per year of service (to a maximum of 25 years) plus one-half of 1% of average salary for each year of service over 25 years (to a maximum of ten years). Internal Revenue Code 401(a)(17) limits earnings used to calculate qualified plan benefits to $255,000 for 2013 and $260,000 for 2014.

The DB Pension Plan was terminated in October 2014 and the accrued benefits were paid to participants in December 2014.

Split Dollar Life Insurance Arrangements

During the 2014 calendar year, Messrs. Cantele, Kelly, and White, our “Named Executive Officers” for purposes of this Proxy Statement, and certain other senior executives were parties to split dollar life insurance agreements with the Bank, which upon the executive’s death, would split the death benefit payable under one or more insurance policies between the executive’s beneficiary and the Bank. The maximum payment under the death benefit is based on whether the executive is a member of executive management or senior management. The split dollar life insurance agreement provides the beneficiary of such executive with a pre-retirement death benefit of three (3) times annual base salary, not to exceed $350,000. If the Named Executive Officer remains in the employ of Salisbury until age 65, the executive’s beneficiary is also entitled to a post-retirement death benefit under the agreement. Post-retirement death benefits for our Named Executive Officers are a reduced multiple of final annual base salary (i.e., between 1.5 times and 0.5 times, depending on the former executive’s age at the time of death), with a maximum death benefit of $350,000.

Phantom Stock Appreciation Unit and Long Term Incentive Plan

Effective January 1, 2015, the Board of Directors adopted the 2015 Phantom Stock Appreciation Unit and Long-Term Incentive Plan (the “Plan”) to promote the long-term financial success of the Company and the Bank, by providing a means to attract, retain and reward individuals who can and do contribute to such success and further align their interests with those of the Company’s shareholders. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The only awards that may be granted under the Plan are Phantom Stock Appreciation Units. A “Phantom Stock Appreciation Unit” represents the right to receive a cash payment on the determination date (i.e., the vesting date) equal to the positive difference between the strike price (which shall not be less than the tangible book value) on the grant date and the tangible book value of a share of the Company’s Common Stock on the determination date. The determination date will be established by the Committee on or before the grant date. The number of Phantom Stock Appreciation Units available for award under the Plan shall be Two Million Five Hundred Thousand (2,500,000). Effective January 1, 2015, the Plan was amended in order to limit the maximum number of Phantom Stock Appreciation Units that may be issued in any one Plan Year to 200,000; and to provide that grants of Phantom Stock Appreciation Units not made within a Plan Year shall not be added to or serve to increase the grant limit in any future Plan Year. The vesting of an award will generally be accelerated upon separation from service due to death, disability, involuntary termination without cause or the occurrence of a change in control.

Risk Management

The Compensation Committee believes that any risks arising from Salisbury’s compensation policies and practices for all of its employees, including the Named Executive Officers, are not reasonably likely to have a material adverse effect on Salisbury or the Bank. In addition, the Compensation Committee believes that the design and balance of the elements of the compensation program will encourage senior management to act in a manner that is focused on the long term valuation of Salisbury and the Bank.

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The Compensation Committee regularly reviews all incentive-based plans to ensure that controls are in place so that Salisbury’s employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of Salisbury and the Bank. With respect to the STIP and LTIP, the Compensation Committee reviews and approves the Bank-wide performance objectives that determine bonus payments to be made thereunder. The performance objectives selected are customary performance metrics for financial institutions in our peer group. In addition, Salisbury adopted a clawback policy which applies to our STIP and LTIP and which allows Salisbury to recover any bonus payment made to any named employee that was based on materially inaccurate financial statements or other materially inaccurate reporting or fraud.

By implementing our stock-based awards under the 2011 Long Term Incentive Plan, certain of the Bank’s employees own Salisbury common stock. This ownership aligns employee interest with those of all shareholders and, in turn, will focus employees on balancing risks between the long term and short term objectives in order to contribute to long term shareholder value.

Compensation Clawback Policy

On December 21, 2012, Salisbury adopted a Compensation Clawback Policy to encourage senior executives to take full account of risks to Salisbury and its shareholders in their decision-making, and to reduce such risks wherever practicable. The Clawback Policy applies to Salisbury’s Chief Executive Officer, Chief Financial Officer, Chief Lending Officer, Chief Credit Officer, Chief Risk Officer, Chief Retail Officer and any other Named Executive Officers (together, the “Covered Officers”). In the event the Compensation Committee determines that fraud, material error, gross negligence or intentional illegal conduct or misconduct (each, a “Covered Misconduct” as defined in the Clawback Policy) has contributed to Salisbury’s restatement of its financial statements, the Compensation Committee will, in its discretion, refer the matter and its recommendation as to an appropriate remedy to the Board of Directors for consideration.

Tax and Accounting Considerations

In consultation with our advisers, the Compensation Committee evaluates the tax and accounting treatment of our compensation program at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of the Compensation Committee’s review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, we intend to structure our compensation program in a tax efficient manner.

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EXECUTIVE COMPENSATION

Named Executive Officers of Salisbury

The following table shows, for the fiscal years ended December 31, 2014 and 2013, the compensation of the persons who served as President and Chief Executive Officer, Chief Credit Officer, and Chief Financial Officer. For purposes of this Proxy Statement, these persons are referred to as our “Named Executive Officers.”

Summary Compensation Table
Name and Principal Position	Year(1)	Salary ($)	Bonus(2) ($)	Stock Awards(3)(4) ($)	Option Awards ($)	All Other Compensation(5)(6) ($)	Total(6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard J. Cantele, Jr., President and Chief Executive Officer	2014	327,625	122,750	27,250	0	58,250	535,875
	2013	308,102	75,000	124,900	0	47,392	555,394
Richard P. Kelly, Executive Vice President and Chief Credit Officer	2014	157,536	24,558	26,890	0	18,962	227,946
Donald E. White, Executive Vice President and Chief Financial Officer	2014	201,577	33,690	53,780	0	31,364	320,411
	2013	146,808	23,690	0	0	4,260	174,758

(1) Years in which the executive was a Named Executive Officer.

(2) Bonuses are accrued in the year indicated and paid in the succeeding fiscal year. Thus, the bonus earned in 2014 will be paid in 2015 and the bonus earned in 2013 was paid in 2014.

(3) Reflects the aggregate grant date fair value of restricted stock awards granted during the year. The value is the amount recognized for financial statement purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(4) The 2014 award to Mr. Cantele represents an unrestricted performance-based award issued on 12/4/14 pursuant to the Company’s 2011 Long Term Incentive Plan.

(5) All other compensation was comprised of the following elements for the year ended December 31, 2014:

	Cantele	Kelly	White
Split Dollar Life Insurance	517	991	509
Non-qualified Deferred Comp.	20,000	0	5,000
401(k) Employer Contribution	26,130	12,598	17,924
Dividends paid on restricted stock	5,600	1,120	2,240
Employee Stock Ownership Plan	6,003	4,253	5,691
TOTAL	58,250	18,962	31,364

(6) All other and total compensation for 2013 has been updated for Richard J. Cantele, Jr. to reflect the Non-qualified Deferred Compensation and Employee Stock Ownership Plan contributions for Mr. Cantele in 2013.

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Severance Agreement for Richard J. Cantele, Jr.

On February 11, 2013, the Bank and Richard J. Cantele, Jr., President and Chief Executive Officer of the Bank (or the “Executive”), entered into a Severance Agreement (the “Agreement”), effective as of January 1, 2013, to provide benefits to Mr. Cantele in the event of his termination of employment for the reasons set forth in the agreement. The Agreement has a two-year term and is automatically renewable annually. In the event of Mr. Cantele’s (i) involuntary termination of employment by the Bank for reasons other than “cause” (as defined in the Agreement) (or due to his death or disability), or (ii) his voluntary termination of employment for “good reason” (as defined in the Agreement). In either case, other than on or after a change in control, the Executive will be entitled to a severance benefit equal to two times the greater of his annual base salary rate in effect on the date of termination or his average annual base salary rate for the twelve-month period ending on the last day of the calendar month immediately before the date of termination. Such benefit will be paid in a lump sum within 60 days following Mr. Cantele’s separation from service. In addition, Mr. Cantele generally will be entitled to continued participation in the Bank’s group health plan for two years following separation from service, subject to the Executive’s payment of a premium portion substantially equal to the premium portion paid by executive employees of the Bank for comparable coverage. Payment of the severance benefits will be conditioned upon the execution by the Executive of a general release within 60 days of the date of termination of Mr. Cantele’s employment. The Agreement requires Mr. Cantele to comply with non-compete, non-solicitation and non-disclosure provisions for a period of one year following his separation from service.

In the event of a change in control followed by Mr. Cantele’s involuntary termination of employment for reasons other than cause or voluntary termination of employment for good reason, he will be entitled to a lump sum cash payment equal to 2.9 times the greater of his annual base salary rate in effect on the date of termination or his average annual base salary rate for the twelve-month period ending on the last day of the month preceding the date of termination, payable within 60 days following termination. The Bank will also provide him with life insurance coverage and non-taxable medical and dental coverage, at no cost to him, substantially comparable to the coverage maintained by the Bank for the Executive prior to his date of termination, for a period of three years. In addition, Mr. Cantele will be entitled to the payment of unpaid compensation and benefits, unreimbursed expenses incurred on behalf of the Bank and unused vacation accrued through the date of his termination of employment.

Change in Control Agreements

The Bank entered into a one year Change in Control Agreement with Mr. Kelly and with Mr. White (the “Agreement”) on April 1, 2013 which will automatically renew for additional one-year terms, unless either party elects not to renew the Agreement by providing notice of non-renewal to the other party at least thirty (30) days prior to the renewal date. In the event Salisbury or the Bank at any time during the term of the Agreement effects a transaction which would be a “change in control” (as defined in the Agreement), then the Agreement shall be automatically extended for twelve (12) months following the date a change in control occurs.

Pursuant to the Agreement, Mr. Kelly and Mr. White are eligible to receive benefits subject to certain conditions set forth in the Agreement in the event that Mr. Kelly and/or Mr. White are involuntarily terminated on or after a change in control for reasons other than “cause” (as defined in the Agreement) (or due to his death or disability), or is voluntarily terminated for “good reason” (as defined in the Agreement) on or after a change in control. Such change in control benefits include a lump sum cash payment equal to one times Mr. Kelly’s annual base salary and one and one-half times Mr. White’s annual base salary in effect on his date of termination, or if greater, his average annual base salary rate for the twelve (12) months immediately prior to his termination date. In addition, Mr. Kelly and Mr. White would be entitled to the continuation of current Bank provided dental, medical and life insurance coverage and other benefits as set forth in the Agreement for twelve (12) months and eighteen (18) months, respectively. In no event will any compensation payable under the Agreement constitute an “excess parachute payment” under Section 280G or violate Section 409A of the Internal Revenue Code.

Payment of change in control benefits under the Agreement is conditioned upon Mr. Kelly’s and Mr. White’s covenant to comply with non-compete, non-solicitation and non-disclosure provisions for a period of twelve (12) months and eighteen (18) months, respectively, following termination of employment. Notwithstanding any provision in the Agreement, Mr. Kelly and Mr. White each serve as an employee-at-will.

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Non-qualified Deferred Compensation Plan

On January 25, 2013, the Board of Directors adopted a non-qualified deferred compensation plan (the “NQDC Plan”) effective as of January 1, 2013. The NQDC Plan permits the Board of Directors to select certain key employees of the Bank, including the Named Executive Officers, to participate in the NQDC Plan, provided that such employees also evidence their participation by execution of a participation agreement.

At the end of each NQDC Plan year, if the Bank’s Board of Directors has approved a discretionary contribution, the NQDC Plan administrator will credit the participant’s account with such contribution. As of the last day of each NQDC Plan year, the NQDC Plan administrator will credit each account with interest on the account balance equal to the Bank’s highest certificate of deposit rate for that year, compounded annually. Additional earnings may be credited based on the achievement of performance metrics established by the Board of Directors on the first business day of the calendar year. The benefits under the NQDC Plan will be subject to the vesting schedule set forth in the participation agreement. Notwithstanding the vesting schedule, the account balance will become automatically 100% vested upon involuntary termination without cause, death, disability or a change in control.

In the event there is a separation from service other than due to “cause” (as defined in the NQDC Plan), death, disability or a change in control, participant’s will be entitled to the amount of their vested account balance under the NQDC Plan, payable within 60 days after separation from service. In the event a change in control occurs and the participant has an involuntary separation from service (other than for cause) or resigns for good reason, they will be entitled to benefits under the NQDC Plan, payable in a lump sum within 60 days after termination of employment, subject to the requirements of Section 409A of the Internal Revenue Code. If the participant dies while employed at the Bank or after their termination but during the payout period, their beneficiary will be paid a death benefit in a lump sum payment within 30 days after their death. The death benefit will be equal to their account balance at such time. In the event the participant becomes disabled while employed at the Bank, they will be paid a disability benefit in a lump sum within 30 days after the determination of their disability unless the participant elects another form of payment in their participation agreement. The disability benefit will be equal to their account balance as of the date of disability. Payment of benefits under the NQDC Plan are conditioned on the participant’s covenant to comply with non-compete, non-solicitation and non-disclosure provisions for a period of one year following separation from service.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our Named Executive Officers at our fiscal year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year End
Option Awards						Stock Awards
	Number of securities underlying unexercised options	Number of securities underlying unexercised options	Equity incentive plan awards: number of securities underlying unexercisable unearned options	Option exercise price	Option expiration price	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested
Name	exercisable (#)	unexercisable (#)	(#)	($)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard J. Cantele, Jr.						5,000	136,700(1)
Richard P. Kelly						1,000	27,340(2)
Donald E. White						2,000	54,680(3)

(1) Reflects the value of Mr. Cantele’s restricted stock awards as of the fiscal year ended December 31, 2014.

(2) Reflects the value of Mr. Kelly’s restricted stock awards as of the fiscal year ended December 31, 2014.

(3) Reflects the value of Mr. White’s restricted stock awards as of the fiscal year ended December 31, 2014.

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BOARD OF DIRECTORS COMPENSATION

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2014. Directors who are employees of Salisbury or Salisbury Bank receive no additional compensation for Board service. The compensation received by Mr. Cantele, who is the only director employee of Salisbury, is reflected in the Summary Compensation Table on page 16 of this Proxy Statement.

2014 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	All Other Compensation ($)		Total ($)
Louis E. Allyn, II	24,450		7,272	0		31,722
Charles M. Andola	1,475		0	0		1,475
George E. Banta	1,125		0	0		1,125
Arthur J. Bassin	31,375	(2)	7,272	0		38,647
Louise F. Brown	18,675		7,272	0		25,947
Robert S. Drucker	21,650		7,272	0		28,922
David B. Farrell	20,450		7,272	0		27,722
Michael D. Gordon	1,825		0	0		1,825
Polly Diane Hoe	1,825		0	0		1,825
Nancy F. Humphreys	27,525	(3)	7,272	0		34,797
Holly J. Nelson	25,800	(4)	7,272	0		33,072
John F. Perotti	24,150	(5)	7,272	24,827	(6)	56,249
Rudolph P. Russo	1,475		0	0		1,475
Michael A. Varet	41,850	(7)	7,272	0		49,122

(1) Represents the grant date fair value of 240 shares of Salisbury’s common stock issued on May 13, 2014, pursuant to the 2011 Long Term Incentive Plan, valued at $30.298 per share.

(2) Includes $5,000 paid to Mr. Bassin for his services as Chairperson of the Compensation Committee.

(3) Includes $5,000 paid to Mrs. Humphreys for her services as Chairperson of the ALCO/Investment Committee.

(4) Includes $5,000 paid to Ms. Nelson for her services as Chairperson of the Audit Committee.

(5) Includes $2,500 paid to Mr. Perotti for his services as Chairperson of the Trust Committee.

(6) Represents supplemental retirement payments paid to Mr. Perotti.

(7) Includes $19,500 paid to Mr. Varet for his services as Chairman.

Directors’ Fees

During 2014, each non-employee director who served as a director for the full year received an annual retainer of $7,500. In addition, non-employee directors received $500 for each Board of Directors meeting attended and $350 for each committee meeting attended. The Chairman received an annual retainer of $19,500, the Chairpersons of the Audit Committee, the ALCO/Investment Committee, and the Compensation Committee received an annual retainer of $5,000, and the Chairperson of the Trust Committee received an annual retainer of $2,500.

Supplemental Retirement Agreement

As the former Chief Executive Officer of Salisbury and the Bank, Director Perotti is receiving benefits under a supplemental retirement agreement that was established for his benefit during his employment. Following his retirement, Mr. Perotti commenced receiving monthly payments in January 2010 and these payments will continue through December 2019. The monthly payments are adjusted annually to reflect the lesser of a five percent (5%) increase or “The Monthly Consumer Price Index for All Urban Consumers, United States City Average, All Items” published by the Bureau of Labor Statistics and are paid for a period of ten (10) years. The aggregate monthly payments in 2014 were $24,827. The supplemental retirement agreement includes provisions that prevent Mr. Perotti from working for a competitor in the proximity of the Bank.

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Transactions with Management and Others

Salisbury and the Bank have had, and expect to have in the future, transactions in the ordinary course of business with certain directors, officers and their associates on substantially the same terms as those available for comparable transactions with others not related to Salisbury or the Bank.

Indebtedness of Management and Others

Some of the directors and executive officers of Salisbury and the Bank, as well as firms and companies with which they are associated, are or have been customers of the Bank and, as such, have had banking transactions with the Bank. As a matter of policy, loans to directors and executive officers were, and in the future will be, made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to Salisbury and the Bank and did not, and in the future will not, involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Salisbury’s executive officers, directors and other persons who own more than ten percent (10%) of Salisbury’s Common Stock to file with the SEC reports of ownership and changes in ownership of Salisbury’s Common Stock and to furnish Salisbury with copies of all such reports that they file.

Based on a review of copies of reports filed with the SEC since January 1, 2014 and of written representations by executive officers and directors, all persons subject to the reporting requirements of Section 16(a) are believed by management to have filed the required reports on a timely basis with the exception of the late filing of a Form 4 filed on behalf of each of the following insiders: Louis E. Allyn, II, Arthur J. Bassin, Louise F. Brown, Robert S. Drucker, David B. Farrell, Nancy F. Humphreys, Holly J. Nelson, John F. Perotti and Michael A. Varet on May 19, 2014 to report 240 shares that each acquired in accordance with the 2011 Long Term Incentive Plan of Salisbury on May 13, 2014.

PROPOSAL 2

TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Shareholders are asked to consider and ratify the appointment of Shatswell, MacLeod & Company, P.C. (“Shatswell”) as independent auditors to audit the consolidated financial statements of Salisbury for the fiscal year ending December 31, 2015. If shareholders do not ratify the appointment of Shatswell, the Audit Committee will consider the vote of shareholders in selecting the independent auditors in the future. Shatswell served as the independent auditors for Salisbury for the fiscal year ended December 31, 2014. A representative of Shatswell is expected to attend the Annual Meeting, and he or she will be provided an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Relationship with Independent Public Accountants

Audit Fees

The aggregate fees billed for professional services rendered for the audit of Salisbury’s annual financial statements as presented on Forms 10-K for the last two (2) fiscal years and the reviews of the financial statements included in Salisbury’s Forms 10-Q for the quarters of the fiscal years ended December 31, 2014 and December 31, 2013 were $155,250 and $111,638, respectively.

Audit Related Fees

Fees billed in each of the last two (2) fiscal years for assurance and related services by Shatswell that are reasonably related to performance of the audit or review of Salisbury’s financial statements that are not reported under “Audit Fees” above for each of the fiscal years ended December 31, 2014 and December 31, 2013 were $0 and $1,000, respectively.

Tax Fees

The aggregate fees billed in each of the last two (2) fiscal years for professional services rendered by Shatswell for tax preparation for the fiscal years ended December 31, 2014 and December 31, 2013 were $12,300 and $9,729, respectively.

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All Other Fees

The aggregate fees billed for services rendered by Shatswell, other than the services covered above, for each of the last two (2) fiscal years ended December 31, 2014 and December 31, 2013 were $36,384 and $7,500, respectively.

Independence

The Audit Committee of the Board of Directors of Salisbury has considered and determined that the provision of services rendered by Shatswell relating to matters noted above is compatible with maintaining the independence of such auditors.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors, other than those listed under the de minimus exception. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to a particular service or category of services, and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expeditious delivery of services is necessary. The independent auditors and management are required to report to the full Audit Committee regarding the extent of services provided by independent auditors in accordance with this pre-approval and the fees for the services performed to date. In 2014, there were no fees paid to Shatswell that were approved by the Audit Committee pursuant to §17 C.F.R. 210.2-01(c)(7)(i)(C) with respect to waivers of preapproval requirements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD. THE PROPOSAL TO RATIFY THE APPOINTMENT OF SHATSWELL, MACLEOD & COMPANY, P.C. WILL BE APPROVED IF THE AFFIRMATIVE VOTES CAST EXCEED THE VOTES CAST OPPOSING THE PROPOSAL.

PROPOSAL 3

TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF THE

NAMED EXECUTIVE OFFICERS

The compensation of our President and Chief Executive Officer, our Chief Credit Officer, and our Chief Financial Officer (“Named Executive Officers”) is described in the executive compensation tables of this Proxy. Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.

In accordance with recently adopted changes to Section 14A of the Exchange Act, Shareholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

“RESOLVED, that the compensation paid to Salisbury Bancorp, Inc.’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourage all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 3. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD. THE PROPOSAL WILL BE APPROVED IF THE AFFIRMATIVE VOTES CAST EXCEED THE VOTES CAST OPPOSING THE PROPOSAL, HOWEVER, THE RESULTS OF SUCH VOTE SHALL BE NON-BINDING.

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OTHER BUSINESS

Salisbury is not aware of any business to be acted upon at the Annual Meeting other than that which is discussed in this Proxy Statement. In the event that any other business requiring a vote of the Shareholders is properly presented at the meeting, the holders of the Proxies will vote your shares in accordance with their best judgment and the recommendations of a majority of the Board of Directors.

You are encouraged to exercise your right to vote. You can vote your shares by internet, toll-free telephone call, or by completing, signing and returning the enclosed proxy card for which a postage-prepaid return envelope is provided. In the event that you are later able to attend the Annual Meeting, you may revoke your Proxy and vote your shares in person. A prompt response will be helpful and your cooperation is appreciated.

A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 2014, which includes the consolidated financial statements of Salisbury for the fiscal year ended December 31, 2014, is available on Salisbury’s website at salisburybank.com under “Shareholder Relations”. Copies may be obtained without charge by any shareholder upon written request to: Shelly L. Humeston, Secretary, Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Any proposal that a Salisbury shareholder wishes to have included in Salisbury’s Proxy Statement and form of Proxy relating to Salisbury’s 2016 Annual Meeting of Shareholders under Rule 14a-8 of the SEC must be received by Salisbury’s Secretary at 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039-1868 by December 9, 2015. Nothing in this paragraph shall be deemed to require Salisbury to include in its Proxy Statement and form of Proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

In addition, under Salisbury’s Bylaws, shareholders who wish to nominate a director or bring other business before an annual meeting must comply with the following: You must be a shareholder of record and must have given notice in writing to the Secretary of Salisbury (a) not less than one hundred twenty (120) days prior to the date of the proxy statement released to shareholders in connection with the annual meeting in the prior year other than the nomination of directors and (b) not less than twenty (20) days nor more than sixty (60) days prior to the meeting with respect to the nomination of directors.

Your notice must contain specific information required in Salisbury’s Bylaws.

SHAREHOLDER INFORMATION

Salisbury’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC is also available on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “SEC Filings”. Copies may be obtained without charge by any shareholder upon written request to: Shelly L. Humeston, Secretary, Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

Salisbury’s Annual Report for the fiscal year ended December 31, 2014 accompanies this document and is not incorporated by reference.

BY ORDER OF THE BOARD OF DIRECTORS OF

SALISBURY BANCORP, INC.

/s/ Shelly L. Humeston

Shelly L. Humeston

Secretary

Lakeville, Connecticut

April 13, 2015